EXHIBIT 21.0

                                  SUBSIDIARIES



             Name                             Jurisdiction of Formation

        CyberOptics UK, Ltd.                  United Kingdom

        CyberOptics Holdings UK, Ltd.         United Kingdom

        CyberOptics (Singapore) Pte. Ltd      Singapore

        CyberOptics Semiconductor, Inc.       Minnesota